UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)
March 9, 2022

NEOGENOMICS, INC.
(Exact name of registrant as specified in its charter)

Nevada	001-35756	74-2897368
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

9490 NeoGenomics Way,	Fort Myers,	Florida	33912
(Address of principal executive offices)			(Zip Code)
(239) 768-0600
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common stock ($0.001 par value)	NEO	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Leadership Team Transitions
On March 9, 2022, George A. Cardoza, NeoGenomics, Inc.’s (the “Company”) current President and Chief Operating Officer, Laboratory Operations, informed the Company of his intention to retire from his role effective March 31, 2022. Dr. Steven Brodie, the Company’s current Senior Vice President, Laboratory Operations, has been appointed the Company’s interim President of Lab Operations.
David Sholehvar Appointment
On March 9, 2022, the Company also announced that Dr. David Sholehvar, age 54, was appointed President, Clinical Services Division of the Company, effective March 14, 2022 (the “Effective Date”). Prior to joining the Company, from 2017 to 2020, Dr. Sholehvar was Chief Executive Officer for Dynex Technologies, Inc., a manufacturer of laboratory instruments and associated consumables and accessories. Prior to Dynex, Dr. Sholehvar spent four years with Quest Diagnostics (“Quest”), a Fortune 500 company and leading provider of diagnostic information services, serving as Vice President of Quest’s largest sales region from 2014 to 2017, and General Manager of Infectious Disease and Immunology from 2013 to 2014. Dr. Sholehvar also served as Vice President for the Americas and EMEA for Johnson & Johnson Ortho Clinical Diagnostics, leading the commercial efforts for clinical products sales from 2012 to 2013, and General Manager for two subsidiaries of Johnson & Johnson, a medical device company for treatment of cutaneous t-cell lymphoma, and a startup focused on the detection of circulating tumor cells, from 2011 to 2012. While at Johnson & Johnson, Dr. Sholehvar served in progressively more responsible positions, including Franchise Board Member, for Ortho Clinical Diagnostics, an in vitro diagnostics company, from 2007 to 2011 as well as the VP of Clinical Innovation during this time. Before becoming the General Manager, Dr. Sholehvar also served as Director of Strategic Accounts at Veridex, a Johnson & Johnson startup focused on the detection of circulating tumor cells, from 2003 to 2006. Dr. Sholehvar received a B.S. from the University of Pittsburgh, an M.D. from Thomas Jefferson University, and an M.B.A. from the Joseph M. Katz Graduate School of Business at University of Pittsburgh.
In connection with this new role, the Company and Dr. Sholehvar entered into a standard executive officer Employment Agreement (the “Employment Agreement”) which provides that Dr. Sholehvar’s base salary will be $435,000 per year, with annual review and adjustment at the discretion of the Board or the Culture and Compensation Committee of the Board (the “Compensation Committee”), and an annual incentive bonus of 50% of annual salary based on the achievement of the Company’s corporate objectives and Dr. Sholehvar’s individual objectives, in each case, as established by the Board or the Compensation Committee. In addition, Dr. Sholehvar will be eligible for a new hire equity grant valued at $750,000.
Dr. Sholehvar is eligible to participate in the benefit plans and programs generally available to the Company’s employees, except to the extent such plans are duplicative of other benefits otherwise provided to executive officers. Dr. Sholehvar will also be entitled to reimbursement of all reasonable business expenses incurred or paid by him in the performance of his duties and responsibilities for the Company, subject to any maximum annual limit and other restrictions set by the Company from time to time and to such reasonable substantiation and documentation as may be specified by the Company from time to time. If Dr. Sholehvar is terminated without cause or if Dr. Sholehvar terminates his employment for good reason, the Company agrees to maintain his base salary for a period of 12 months as severance.
The summary of the Employment Agreement set forth above does not purport to be a complete statement of the terms of such document. The summary is qualified in its entirety by reference to the full text of the Employment Agreement, a form of which was filed as Exhibit 10.11 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, filed with the Securities and Exchange Commission on February 25, 2022.
Dr. Sholehvar does not have any family relationships with any of the Company’s other officers or directors.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEOGENOMICS, INC.

By:	/s/ William B. Bonello
Name:	William B. Bonello
Title:	Chief Financial Officer
Date:	March 9, 2022